                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                             Netivation.com, Inc.
            (Exact name of registrant as specified in its charter)


          Delaware                                           82-0514605
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                                 Number)

                       806 West Clearwater Loop, Suite N
                               Post Falls, Idaho                  83854
                                (208) 777-4203                    -----
                   (Address of Principal Executive Offices)     (Zip Code)



                                  Plan Names:
                          1999 Equity Incentive Plan
                       1999 Employee Stock Purchase Plan
                             (Full Title of Plans)


                               Anthony J. Paquin
                               President and CEO
                             Netivation.com, Inc.
                       806 West Clearwater Loop, Suite N
                           Post Falls, Idaho  83854
                                (208) 777-4203
(Name, Address and Telephone Number, including area code of Agent for Service)


                                  Copies to:
                             Mark A. Ellison, Esq.
                Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
                      101 South Capitol Blvd., 10th Floor
                              Boise, Idaho  83701
                                (208) 345-2000

                        CALCULATION OF REGISTRATION FEE

   Title of Each Class of                               Proposed Maximum         Proposed Max.           Amount of
      Securities to be            Amounts to be        Offering Price Per          Aggregate            Registration
         Registered               Registered(1)             Share(2)             Offering Price             Fee
Stock Options and Common       1,250,000 Shares (1)       $1.25 - $10.00(2)        $15,625.00 -             $3,475
 Stock (par value $.0001)                                                        $3,100,000.00(2)

          Type of Shares            Number of Shares   Offering Price    Aggregate Offering
                                                          Per Share            Price
Shares issuable pursuant to                   12,500          $ 1.25          $   15,625.00
 outstanding options under the               130,875          $ 1.25          $  163,593.75
 1999 Equity Incentive Plan                  164,250          $ 2.50          $  410,625.00
                                             310,000          $10.00          $3,100,000.00
                                              40,000          $ 6.00          $  240,000.00

Shares reserved for future grant              92,375          $ 6.59(2)       $  608,751.25
 pursuant to the 1999 Equity
 Incentive Plan

Shares issuable pursuant to the              500,000          $ 6.59(2)       $3,295,000.00
 1999 Employee Stock Purchase Plan

Proposed Maximum Aggregate                                                    $7,833,595.00
 Offering Price

Registration Fee                                                              $       3,475

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Unless offering price is stated in the table above, the price is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) & (h) of the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price for the unissued stock options are based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on November 5,
     1999.
                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

The following documents filed by Netivation.com, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (A) The Company's latest prospectus contained on Form SB-2 (File No. 333-74569) filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

     (B) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's document referred to in (a) above.

All reports and documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not applicable.
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Item 5.  Interests of Named Experts and Counsel

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Moffatt, Thomas, Barrett, Rock & Fields, Boise, Idaho. As of the date of this Prospectus, Moffatt Thomas has option rights to 62,500 shares of Common Stock through the assignment of an irrevocable non-qualified option agreement.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and executive officers and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law or other applicable law.

     The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements protect the Registrant's officers and directors against certain liabilities, including liabilities under the Securities Act.

Item 7.  Exemption from Registration Claim

     Not applicable.

Item 8.  Exhibits

Number              Exhibit
------              -------

5.1       Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.

23.1      Consent of Arthur Andersen, LLP

23.2 Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd. Reference is made to Exhibit 5.1

99.1*     The Company's 1999 Equity Incentive Plan

99.2 Form of Incentive or Non-statutory Stock Option Grant Notice under the 1999 Equity Incentive Plan

99.3*     The Company's 1999 Employee Stock Purchase Plan

99.4      1999 Employee Stock Purchase Plan Enrollment/Change Form



* Documents incorporated by reference from the Company's Registration Statement on Form SB-2, as amended (File No. 333-74569) filed with the Securities and Exchange Commission on March 18, 1999.

Item 9.  Undertakings

     1.   The undersigned registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (I) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(I) and (a)(II) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Post Falls, State of Idaho, on November 8, 1999.


                                        Netivation.com, Inc.

                                        By:

                                        /s/ Anthony J. Paquin
                                        ________________________________________
                                        Anthony J. Paquin
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                     Title                         Date
-----------------------   ------------------------        -----------------
/s/ Anthony J. Paquin
_______________________   Chairman of Board of            November 8, 1999
Anthony J. Paquin         Directors, President and
                          Chief Executive Officer

/s/ Gary S. Paquin
_______________________   Chief Marketing Officer,        November 8, 1999
Gary S. Paquin            Secretary and Director

/s/ James B. Arnold
_______________________   Chief Financial Officer         November 8, 1999
James B. Arnold

/s/ Douglas K. Carnahan
_______________________   Director                        November 8, 1999
Douglas K. Carnahan


_______________________   Director                        November__, 1999
T.A. (Drew) Wahlin

/s/ Donna L. Weaver
_______________________   Director                        November 8, 1999
Donna L. Weaver

                                 EXHIBIT INDEX

Exhibit Number               Description                                    Page

5.1     Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd...........    7

23.1    Consent of Arthur Andersen, LLP....................................    8

23.2    Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
        Reference is made to Exhibit 5.1

99.1*   The Company's 1999 Equity Incentive Plan

99.2    Form of Incentive and Nonstatutory Stock Option Grant Notice
        under the 1999 Equity Incentive Plan...............................    9

99.3*   The Company's 1999 Employee Stock Purchase Plan

99.4    1999 Employee Stock Purchase Plan Enrollment/Change Form...........   10

* Documents filed with the Company's Form SB-2 (File No. 333-74569)